EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

WebEx Communications, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-129739, 333-61652, and 333-47892) on Form S-8 and (No. 333-67580) on Form S-3 of WebEx Communications, Inc. of our reports dated March 9, 2006 with respect to the consolidated balance sheets of WebEx Communications, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of earnings, stockholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of WebEx Communications, Inc.

Our report dated March 9, 2006 on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, contains an explanatory paragraph that states that the internal control over financial reporting of Intranets.com, Inc., which was subsequently renamed WebExOne, Inc. and excluded from management’s assessment, was excluded from our audit of internal control over financial reporting of WebEx Communications, Inc. as of December 31, 2005.

/s/ KPMG LLP

Mountain View, California

September 29, 2006